UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

GLOBAL WATER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37756	90-0632193
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21410 N. 19th Avenue #220, Phoenix, Arizona

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (480) 360-7775

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of federal securities laws and which are subject to certain risks and uncertainties, including statements regarding the Note Purchase Agreement (as defined herein), the Refinancing (as defined herein) and other transactions contemplated thereby. These statements may be identified by the use of words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date of this Current Report on Form 8-K.

Item 1.01	Entry Into Material Definitive Contract.

On May 20, 2016, Global Water Resources, Inc. (the “Company”) entered into a note purchase agreement (the “Note Purchase Agreement”) with certain purchasers party thereto pursuant to which the Company will, subject to closing conditions, issue two series of senior secured notes in an aggregate principal amount of $115,000,000. The Company will use the proceeds to (i) redeem previously issued Industrial Development Authority of the County of Pima Water and Wastewater Revenue Bonds (Global Water Resources Projects), Series 2006, Series 2007 and Series 2008 (the “Redeemed Bonds”) and (ii) pay $3,200,000 in prepayment penalties to redeem the Redeemed Bonds (collectively, the “Refinancing”). The Company will use any remaining proceeds following the Refinancing for general corporate purposes.

The Company anticipates closing the Refinancing on June 24, 2016. The Refinancing, if closed, will result in the issuance of: (i) an aggregate principal amount of $28,750,000 of 4.38% Senior Secured Notes, Series A due on June 15, 2028 (each a “Series A Note”), and (ii) an aggregate principal amount of $86,250,000 of 4.58% Senior Secured Notes, Series B due on December 15, 2036 (each a “Series B Note” and, together with the Series A Notes, the “Notes”). The Series A Notes accrue interest at 4.38% per annum from the date of issuance, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2016, with a balloon payment due on June 15, 2028. The Series B Notes accrue interest at 4.58% per annum from the date of issuance, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2016, with installments of principal in an aggregate amount of $1,916,666.67 payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2021. The Notes are being offered and sold only to institutional accredited investors in an offering exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The obligations evidenced by the Notes will be secured by a lien against the stock and equity interests of all direct and indirect subsidiaries of the Company and other property constituting collateral. The Note Purchase Agreement contains a debt service coverage ratio financial maintenance covenant and contains certain restrictive covenants that limit, among other things, the Company’s ability to: create liens and other encumbrances; incur additional indebtedness; merge, liquidate or consolidate with another entity; dispose of or transfer assets; make distributions or other restricted payments; engage in certain affiliate transactions; and change the nature of the business. The foregoing covenants are subject to various qualifications and limitations as set forth in the Note Purchase Agreement. As set forth in the Note Purchase Agreement, the Notes will be subject to certain customary events of default after which the Notes may be declared due and payable if not cured within the grace period or, in certain circumstances, may be declared due and payable immediately.

The foregoing summary of the terms of the Note Purchase Agreement and the Notes is qualified in its entirety by the Note Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 8.01	Other Events.

On May 20, 2016, the Company directed the trustee of the Redeemed Bonds, U.S. Bank National Association (the “Trustee”), pursuant to the terms of the indentures governing the Redeemed Bonds, to deliver notices to all holders of the Redeemed Bonds calling for the redemption of any and all Redeemed Bonds on June 24, 2016. On May 24, 2016, the Trustee called for redemption the following Redeemed Bonds: (i) the Series 2006 Bonds with an aggregate principal amount of $36,495,000; (ii) the Series 2007 Bonds with an aggregate principal amount of $54,135,000; and (iii) the Series 2008 Bonds with an aggregate principal amount of $24,550,000. Among other items, as required by the indentures governing the Redeemed Bonds, the notices from the Trustee identified the bonds being redeemed and informed holders of the redemption price to be paid. Upon closing of the Refinancing, the Company will be released from all obligations arising under any loan agreement, security agreement, and all other documents originally executed in connection with the Redeemed Bonds.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Note Purchase Agreement, dated May 20, 2016, by and among Global Water Resources, Inc. and certain Initial Purchasers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL WATER RESOURCES, INC.

Date: May 25, 2016	/s/ Michael J. Liebman
Michael J. Liebman
Chief Financial Officer